Exhibit 99.1

Cedar Realty Trust Announces Tax Information for 2024 Distributions

Virginia Beach, Virginia – January 21, 2025 - Cedar Realty Trust, Inc. (the "Company") (NYSE:CDRpB)(NYSE:CDRpC) today announced the federal income tax treatment of its 2024 distributions to the holders of its preferred shares.

Series B Preferred Stock			Symbol: CDRpB		CUSIP: 150602407
Record Date	Payable Date	Total Distribution Per Share	Ordinary Dividends	Section 199A Dividends	Nondividend Distribution
2/9/2024	2/20/2024	$0.453125	$0.000000	$0.000000	$0.453125
5/10/2024	5/20/2024	$0.453125	$0.000000	$0.000000	$0.453125
8/9/2024	8/20/2024	$0.453125	$0.000000	$0.000000	$0.453125
11/8/2024	11/20/2024	$0.453125	$0.000000	$0.000000	$0.453125
Totals		$1.812500	$0.000000	$0.000000	$1.812500

Series C Preferred Stock			Symbol: CDRpC		CUSIP: 150602506
Record Date	Payable Date	Total Distribution Per Share	Ordinary Dividends	Section 199A Dividends	Nondividend Distribution
2/9/2024	2/20/2024	$0.406250	$0.000000	$0.000000	$0.406250
5/10/2024	5/20/2024	$0.406250	$0.000000	$0.000000	$0.406250
8/9/2024	8/20/2024	$0.406250	$0.000000	$0.000000	$0.406250
11/8/2024	11/20/2024	$0.406250	$0.000000	$0.000000	$0.406250
Totals		$1.625000	$0.000000	$0.000000	$1.625000

Shareholders are advised to consult their tax advisor about the specific tax treatment of 2024 dividends.

About Cedar Realty Trust Cedar Realty Trust, Inc., a wholly-owned subsidiary of Wheeler Real Estate Investment Trust, Inc., is a Maryland corporation (taxed as a real estate investment trust ("REIT")) that focuses on owning and operating income producing retail properties with a primary focus on grocery- anchored shopping centers in the Northeast. Cedar's portfolio comprises 16 properties, with approximately 2.4 million square feet of gross leasable area. For additional financial and descriptive information on the Company, its operations, and its portfolio, please refer to the Company's website at www.whlr.us. Contact Information: Cedar Realty Trust, Inc. (757) 627-9088